Exhibit 10.4
OFFICER ANNUAL CASH PERFORMANCE AWARD AGREEMENT

THIS 2013 OFFICER ANNUAL CASH PERFORMANCE AWARD AGREEMENT (this "Agreement") is entered into as of <DATE> by and between MetroPCS Communications, Inc., a Delaware corporation, and its applicable subsidiaries and affiliates (collectively, the "Company"), and "Employee" in connection with Employee's employment by the Company as <POSITION TITLE>, and grants to the Employee an annual cash performance award, as set forth below (the "Award"), pursuant to the MetroPCS Communications, Inc. 2010 Equity Incentive Compensation Plan (as amended and in effect from time to time, the "Plan") and subject to the provisions of the Plan, which are incorporated by reference and made a part of this Agreement, as well as the provisions of this Agreement. The Award is intended to constitute a Performance Award as defined in the Plan. By acceptance of the Award, Employee agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan and this Agreement. For purposes of this Agreement, “Employment” or “Employed” means employment in the position indicated in the first sentence of this paragraph, and does not include employment in any other position in the Company. All capitalized terms have the meanings set forth in the Plan unless otherwise defined herein.

1.	Plan Framework

(a)The payout under the Award is allocated based on the “2013 Annual Cash Performance Award Target Opportunity” consisting of the Company/team financial performance and individual performance on the Employee's position objectives and individual effectiveness as set forth below. This performance criteria and target awards approved by the Company's Board of Directors for fiscal year 2013 are provided in the chart below:

2013 Annual Cash Performance Award Target Opportunity[1]			XXX% of Annual Base Salary[2]
2013 Measures		Metric Weightings	Allocation between Company and Individual Performance
Company/team Performance*	Gross Margin	30%	70%
	Adjusted EBITDA per average subscriber	25%
	Net Subscriber Additions	25%
	Capital expenditures per ending subscriber	10%
	Discretionary	10%
Individual Performance			30%
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1 Target and maximum levels of performance will be set using the following criteria:

•	Achieving minimum performance - 0% payout

•	Achieving target performance - 100% payout

•	Achieving maximum performance - 200% payout

The achievement of any level of performance between 0% and 200% will be calculated using straight line interpolation.

2 “Annual Base Salary” means the amount the Employee is entitled to receive as base salary on an annualized basis, including any amounts deferred pursuant to any deferred compensation program or contributions to the Company's 401(k) Retirement Savings Plan, but excluding all annual cash performance awards (or equivalent award for annual performance), bonuses, overtime, long-term equity incentive awards, welfare benefit premium reimbursements and incentive compensation, payable by the Company as consideration for the Employee's services.

*As set for the applicable Business Group (Region or Corporate) to which Employee belongs throughout the Performance Period.

Business Group:

2013 Measure	Minimum Performance Amount/Level	Target Performance Amount/Level	Maximum Performance Amount/Level
Gross Margin
Adjusted EBITDA per average subscriber
Net Subscriber Additions
Capital expenditures per ending subscriber

(b)The performance period for the award begins on January 1, 2013 and ends on December 31, 2013 (the "Performance Period").

(c)The Award, if paid, will be paid in cash in the year following the Performance Period (but in no event later than March 15 following the end of the Performance Period).

(d)In the event that the Employee is a Covered Employee, the Award will be considered bifurcated solely for the purpose of designating part of the Award as “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations thereunder (the “Performance Award”). Thirty-seven percent (37%) of the Award (i.e. the 30% “Individual Performance” measures plus the 7% “Discretionary” Company/team performance measure noted in the table above) is not intended to constitute a Performance Award. The remaining 63% percent of the Award (i.e. the 21% “Gross Margin” measure, the 17.5% “Adjusted EBITDA per average subscriber” measure, the 17.5% “Net Subscriber Additions” measure and the 7% “Capital expenditures per ending subscriber” measure) shall be designed as a Performance Award and shall be subject to all the terms and conditions within the Plan necessary to designate this portion of the Award as a Performance Award.

(e)The Company reserves the right to change its benefits and the Award allocation formula at any time without notice for any portion of the Award; provided, however, that with respect to any portion of the Award that is a Performance Award, the Company may not make any changes that could result in a increase in the benefits or the Award allocation formula.

2.	Eligibility

(a)Employee must be actively Employed by the Company on the last day of the Performance Period to be eligible for the Award (if awarded) and if Employee is not actively Employed (or otherwise employed) by the Company on the last day of the Performance Period, Employee forfeits, and shall not be entitled to or otherwise eligible for, the Award, except as specifically defined within the Plan.

(b)If Employee commenced Employment after October 31 of the Performance Period, then Employee is ineligible to receive, and the Company need not pay, the Award.

3.	Proration

(a)If Employee began Employment with the Company after the first day of the Performance Period and prior to October 31 of the Performance Period, the payout under the Award shall be prorated as described below, provided Employee has satisfied the other terms of this Agreement.

(b)If Employee is Employed with the Company and changes positions within the Company after the first day of the Performance Period but prior to the date the Board of Directors approves the Company/team financial performance criteria for the current fiscal year (“Financial Metrics Approval Date”), the payout under this Award, if any, will not be pro-rated for the Performance Period, provided Employee has satisfied the other terms of this Agreement. If the Employee begins Employment after the first day of the Financial Metrics Approval Date but before October 31 of the Performance Period, the payout under this Award, if any, will be pro-rated as described below, provided Employee has satisfied the other terms of this Agreement.

(c)Pro-ration will be calculated by multiplying the total Award by a fraction, the numerator of which will be the total number of days the Employee was Employed with the Company during the Performance Period and the denominator of which will be the total number of days in the Performance Period.

(d)If the Employee changes positions within the Company and the new position has a different 2013 Annual Cash Performance Award Target Opportunity than this Award, the payout under this Award, if any, shall be pro-rated based on the time the Employee participated in the Plan in the Employee's current position covered by this Award during the Performance Period. Pro-ration for an Employee that changes positions within the Company with no change in the 2013 Annual Cash Performance Award Target Opportunity will be calculated by multiplying the total Award by a fraction, the numerator of which will be the total number of days the Employee was Employed with the Company during the Performance Period in each position and the denominator of which will be the total number of days in the Performance Period in each position. Any new Award attributable to the new position(s), which has a different 2013 Annual Cash Performance Award Target Opportunity, would be granted by the Board of Directors of the Company or a delegated committee thereof, in its discretion, in accordance with the Plan pursuant to a new Annual Cash Performance Award Agreement, which payout under such Award, if any, would be prorated based on the time the Employee was Employed with the Company in such new position during the Performance Period.

4.	Leaves of Absence

If Employee goes on or continues an approved Company leave of absence during the Performance Period, provided the Employee has satisfied the other applicable terms of this Agreement, the Employee is eligible for a pro-rated Award calculated by dividing the number of days that the Employee was not on leave during the Performance Period by the total number of days in the Performance Period; provided, however, that such pro-rata calculation will be modified as necessary to satisfy any federal or state regulations that may be applicable to the Employee's leave of absence.

5.	Repayments

(a)In accordance with Company Policy HR225, Return of Incentive Pay, the Company may make an adjustment or recovery of the Award if performance measures upon which the Award is based are materially restated or otherwise materially adjusted (collectively, a "Restatement") within 12 months of payment in a manner that would have materially reduced the size of the Award at the time of payment.

(b)If a Restatement results from an intentional misrepresentation of financial information or other misconduct on the part of Employee, the Company may recover any material portion of the Award based upon the misrepresentation or misconduct by the Employee.

(c)Notwithstanding anything to the contrary in this Agreement, the Company shall seek recovery of any benefits provided hereunder to Employee (in the form of cash or otherwise) if the Company is required to do so by applicable law, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes-Oxley Act of 2002 and any regulations promulgated thereunder, or any rule promulgated by the Securities and Exchange Commission, to seek recovery of the benefits provided under this Agreement.

6.	Award Not Exclusive

Receipt by Employee of the Award does not preclude the Company from making any other award to Employee under the Plan or any other compensation plan for which the Employee is eligible.

7.	No Guarantee of Employment

Neither this Agreement nor Award confers upon Employee any right with respect to continuance of employment or other service with Company or any of its affiliates, nor shall it interfere in any way with any right the Company or any of its subsidiaries or affiliates would otherwise have to terminate, suspend, or otherwise change or alter such Employee's employment or other service at any time.

8.	Taxes

(a)Company has the right to make deductions from the Award in an amount sufficient to satisfy withholding of any federal, state or local taxes required by law and may take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations. Employee agrees that any withholding may not satisfy Employee's tax obligations and that notwithstanding any Company action taken pursuant to this Section 8(a), the Employee shall be ultimately responsible for all taxes related to, or associated with, the Award.

(b)Company makes no commitment or guarantee that any federal or state tax treatment will apply or be available to Employee in connection with the Award.

9.	Severability

In the event that any provision of this Agreement or the Award is held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but will not affect the remaining provisions of this Agreement and the Award, and this Agreement and the Award shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein or therein.

10.	Assignment

This Agreement and all of its terms, covenants and conditions shall inure to the benefit of and shall be binding upon the undersigned parties, and may not be assigned by Employee without the written consent of the Company, which consent may be withheld, conditioned or delayed by the Company at its sole discretion.

11.	Amendment and Waiver

This Agreement may be amended, superseded, cancelled, renewed or extended only by a written instrument signed by each of the parties or, in the case of a waiver, by the party or parties waiving compliance. No delay on the part of any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, nor will any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege preclude any further exercise such right, power or privilege or the exercise of any other such right, power or privilege.

12.	Entire Agreement

This Agreement, together with the Plan and any Change in Control Agreement between the Company and the Employee, constitute the entire agreement between the parties and supersedes all other prior or contemporaneous agreements, arrangements, undertakings and understandings, both written and oral, between the parties to this Agreement relating to the Award.

13.	Governing Law: Venue

This Agreement, the Plan and the Award and the rights and obligations of the parties hereunder and thereunder will be governed, construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws. Any legal action or proceeding brought by any party arising out of or relating to this Agreement, the Plan or the Award must be brought in state or federal courts sitting in Dallas County, Texas. Each party submits to the exclusive jurisdiction of the state and federal courts sitting in Dallas County, Texas for all legal actions and proceedings arising out of or relating to this Agreement, the Plan or the Award.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

EMPLOYEE: Name: Title:

COMPANY: [METROPCS COMMUNICATIONS, INC.] By: Thomas Currier Its: SVP Human Resources

COMPANY: [Subsidiary entity, as applicable] By: Its: